Exhibit 99.1

Release Date:	Further Information:
August 1, 2019	Alvin B. Parmiter President and CEO or Sherman E. Crum Principal Financial Officer Phone: (740) 732-5678

COMMUNITY SAVINGS BANCORP, INC. ANNOUCES FOURTH QUARTER AND YEAR END EARNINGS

    Caldwell, OH – Community Savings Bancorp, Inc. (OTC:CCSB), the holding company for Community Savings, announced today that net loss for the quarter ended June 30, 2019 was $36,000, or $0.10 per share, compared to $714,000, or $2.22 per share for the same period in 2018.  Net loss for the year ended June 30, 2019 was $159,000, or $0.41 per share, compared to $1.0 million, or $2.48 per share for the year ended June 30, 2018.
    For the fiscal year ended June 30, 2019, we had a net loss of $159,000 compared to a net loss of $1.0 million for the fiscal year ended June 30, 2018, a decrease net loss of $855,000.  The decrease in net loss was due primarily to a $732,000 decrease in noninterest expense, a $180,000 increase in net interest income, and a $127,000 increase in noninterest income, partially offset by a $184,000 decrease in federal income tax benefits.
Interest income increased $198,000, or 11.1%, to $2.0 million for the fiscal year ended June 30, 2019 from $1.8 million for the fiscal year ended June 30, 2018. The increase resulted primarily from a $205,000 increase in loan interest income and an increase of $26,000 in interest on interest-earning deposits, partially offset by a decrease of $32,000 in interest on investments. The average balance of investment securities decreased $1.9 million, or 22.6%, to $5.8 million during the fiscal year ended June 30, 2019 from $7.7 million during the fiscal year ended June 30, 2018, and the average yield on investment securities increased 13 basis points to 2.27% for fiscal 2019 from 2.14% for fiscal 2018. The decrease in average balance of investment securities resulted from maturities and pay downs of investment securities.  The average balance of loans receivable increased $2.8 million, or 8.6%, to $35.3 million during the fiscal year ended June 30, 2019 compared to the fiscal year ended June 30, 2018, and the average yield on loans increased 22 basis points to 4.65% during fiscal 2019 from 4.43% during fiscal 2018, reflecting higher market interest rates.
Interest expense increased $18,000, or 10.3%, to $193,000 for the fiscal year ended June 30, 2019 from $175,000 for the fiscal year ended June 30, 2018. Interest expense on deposits increased $7,000, or 5.6%, to $133,000 for fiscal 2019 from $126,000 for fiscal 2018. The increase was primarily due to an increase of two basis points in the average cost of interest-bearing deposits to 0.40% for the fiscal year ended June 30, 2019 from 0.38% for the fiscal year ended June 30, 2018 and an increase of $725,000, or 2.2%, in the average balance of interest-bearing deposits to $33.6 million for fiscal 2019 from $32.9 million for fiscal 2018, reflecting the effects of an increasing interest rate environment.  Interest expense on borrowings increased $11,000 to $60,000 for the fiscal year ended June 30, 2019 from $49,000 for the fiscal year ended June 30, 2018.  The average balance of advances increased $1.0 million to $2.3 million for the fiscal year ended June 30, 2019 from $1.3 million for the fiscal year ended 2018, while the average cost of these advances decreased 112 basis points to 2.63% from 3.75% year to year, as we renewed a long term advance at a lower interest rate.

Net interest income increased $180,000, or 11.2%, to $1.8 million for the fiscal year ended June 30, 2019 from $1.6 million for the fiscal year ended June 30, 2018. The increase resulted from an increase of 36 basis points in our interest rate spread to 3.52% for fiscal 2019 from 3.16% for fiscal 2018.  Our net interest margin increased by 35 basis points to 3.66% for fiscal 2019 from 3.31% for fiscal 2018.

Noninterest income increased $127,000, or 45.7%, to $405,000 for the fiscal year ended June 30, 2019 from $278,000 for the fiscal year ended June 30, 2018. The increase was due primarily to an increase of $69,000 in service charges and fees, a $47,000 increase in gain on the sale of foreclosed assets, an increase of $6,000 in other operating income, and an increase of $5,000 in cash surrender value of bank owned life insurance.

Noninterest expense decreased $732,000, or 23.5% to $2.4 million for the fiscal year ended June 30, 2019 compared to the fiscal year ended June 30, 2018. The decrease was due primarily to a decrease in salaries and employee benefits and professional services.  Salaries and employee benefits decreased $743,000, or 45.0%, to $907,000 for the fiscal year ended June 30, 2019 compared to $1.7 million for the fiscal year ended 2018.  This was due primarily to a one-time lump sum payment in the amount of $800,000, during fiscal 2018, for funding the shortfall of the defined benefit plan.  The funding shortfall was part of the expense which was disclosed in the 2017 10-K.  Professional services were down $132,000, or 32.0% to $280,000 for the fiscal year ended June 30, 2019, from $412,000 for the fiscal year ended 2018.

Federal income tax benefits decreased to a $43,000 benefit for the fiscal year ended June 30, 2019 from a benefit of $227,000 during the fiscal year ended June 30, 2018. The decrease in tax benefit resulted from a decrease in net loss of pre-tax income of $1.0 million during fiscal 2019.

Community Savings Bancorp, Inc. owns 100% of the outstanding common stock of Community Savings.  Community Savings is a federally chartered FDIC savings bank which conducts business from its office located in Caldwell, in southeast Ohio.

Community Savings Bancorp, Inc.
Consolidated Balance Sheets
June 30, 2019 and 2018
(In thousands, except share data)

	June 30,	June 30,
Assets	2019	2018
	(Unaudited)
Cash and due from banks	$1,768	$2,222
Interest-earning demand deposits in other financial institutions	1,075	2,082

Cash and cash equivalents	2,843	4,304

Interest-earning time deposits in other financial institutions	3,595	4,595
Investment securities available-for-sale, at fair value	5,116	6,651
Restricted Stock	940	940
Loans	38,039	31,888
Less: allowance for loan losses	(254)	(253)
Loans, net	37,785	31,635
Premises and equipment, net	376	422
Foreclosed assets, net	131	9
Accrued interest receivable	133	135
Bank owned life insurance	793	769
Other assets	510	508

Total assets	$52,222	$49,968

Liabilities and Shareholders' Equity
Liabilities
Deposits
Demand	$9,934	$10,406
Savings and money market	23,641	22,067
Time	8,176	7,926

Total deposits	41,751	40,399

Federal Home Loan Bank advances	2,500	1,000
Payments by borrowers for taxes and insurance	109	92
Other liabilities	174	190

Total liabilities	44,533	41,681

Shareholders' Equity
Preferred stock - par value $0.01 per share, 5,000,000 shares authorized,
none issued	-	-
Common stock - par value $0.01 per share, 50,000,000 shares authorized,
408,379 and 441,290 shares issued and outstanding as of June 30,
2019 and 2018, respectively	4	4
Additional paid in capital	2,686	3,264
Unearned employee stock ownership plan (ESOP) shares	(294)	(311)
Retained earnings	5,266	5,424
Accumulated other comprehensive loss	27	(94)

Total shareholders' equity	7,689	8,287

Total liabilities and shareholders' equity	$52,222	$49,968

Community Savings Bancorp, Inc.
Consolidated Statements of Operations
Years Ended June 30, 2019 and 2018
(In Thousands, except share data)

	Years Ended June 30,
	2019	2018
Interest Income
Loans, including fees	$1,640	$1,435
Taxable securities	92	124
Tax exempt securities	39	40
Interest-earning deposits	204	178

Total interest income	1,975	1,777

Interest Expense
Deposits	133	126
Federal Home Loan Bank advances	60	49

Total interest expense	193	175

Net Interest Income	1,782	1,602

Provision for Loan Losses	-	-

Net Interest Income After Provision for Loan Losses	1,782	1,602

Noninterest Income
Service charges and fees	324	255
Gain on sale of foreclosed assets, net	47	-
Increase in cash surrender value-bank owned life insurance	24	19
Other operating	10	4

Total noninterest income	405	278

Noninterest Expense
Salaries, employee benefits and directors fees	907	1,650
Occupancy and equipment	122	104
Data processing	325	338
Correspondent bank service charges	236	225
Franchise taxes	68	63
FDIC insurance premiums	18	16
Professional services	280	412
Advertising	24	22
Office supplies	97	93
Impairment of foreclosed assets	0	8
Provision for loan loss	15	-
Other	297	190

Total noninterest expense	2,389	3,121

Loss Before Federal Income Tax Benefit	(202)	(1,241)

Federal Income Tax Benefit	(43)	(227)

Net loss	$(159)	$(1,014)

Loss per share - basic and diluted	$(0.41)	$(2.48)

Weighted-average shares outstanding - basic and diluted	391,181	409,417